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                                                                     Exhibit 2.3

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                               BANTA CORPORATION,

                               CHEMED CORPORATION

                                       AND

                               OCR HOLDING COMPANY

                            DATED SEPTEMBER 24, 1997


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                            STOCK PURCHASE AGREEMENT

                                TABLE OF CONTENTS

1.   PURCHASE AND SALE OF SHARES............................................1

2.   PURCHASE PRICE - PAYMENT...............................................2
     2.1.    Purchase Price.................................................2
     2.2.    Payment of Purchase Price......................................4
     2.3.    Determination of Net Asset Value...............................4

3.   JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF THE
     SHAREHOLDERS...........................................................7
     3.1.    Corporate......................................................8
     3.2.    Shareholders...................................................9
     3.3.    No Violation...................................................9
     3.4.    Financial Statements..........................................10
     3.5.    Tax Matters...................................................10
     3.6.    Accounts Receivable...........................................12
     3.7.    Inventory.....................................................12
     3.8.    Absence of Certain Changes....................................12
     3.9.    Absence of Undisclosed Liabilities............................14
     3.10.   No Litigation.................................................14
     3.11.   Compliance With Laws and Orders...............................15
     3.12.   Title to Properties...........................................16
     3.13.   Insurance.....................................................18
     3.14.   Contracts and Commitments.....................................19
     3.15.   Labor Matters.................................................21
     3.16.   Employee Benefit Plans........................................21
     3.17.   Employment Compensation.......................................25
     3.18.   Trade Rights..................................................25
     3.19.   Major Customers and Suppliers.................................26
     3.20.   Product Warranty and Product Liability........................27
     3.21.   Bank Accounts.................................................27
     3.22.   Affiliates' Relationships.....................................27
     3.23.   Assets Necessary to Business..................................28
     3.24.   No Brokers or Finders.........................................28
     3.25.   Disclosure....................................................28

4.   REPRESENTATIONS AND WARRANTIES OF BUYER...............................28
     4.1.    Corporate.....................................................28
     4.2.    Authority.....................................................29
     4.3.    No Brokers or Finders.........................................29
     4.4.    Disclosure....................................................29
     4.5.    Investment Intent.............................................29




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5.   COVENANTS...............................................................29
     5.1.    Title Insurance.................................................29
     5.2.    Surveys.........................................................29
     5.3.    Environmental and OSHA Audits...................................30
     5.4.    Lease for Detroit Facility; Guaranty for Troy Facility..........30
     5.5.    Employment Agreements; Transitional Services....................30
     5.6.    Noncompetition; Confidentiality.................................31
     5.7.    General Releases and Indemnification............................32
     5.8.    HSR Act Filings.................................................33
     5.9.    Indemnity Relating to Detroit Facility and Pomona Facility......33
     5.10.   Tax Matters.....................................................34
     5.11.   Assumption of and Indemnity Relating to Workers'
               Compensation Claims...........................................37
     5.12.   Employee Benefits and Severance.................................37

6.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.............................38
     6.1.    Representations and Warranties True of the Closing Date.........38
     6.2.    Compliance With Agreement.......................................38
     6.3.    Absence of Litigation...........................................38
     6.4.    Consents and Approvals..........................................38
     6.5.    Title Insurance.................................................38
     6.6.    Estoppel Certificates...........................................38
     6.7.    Hart-Scott-Rodino Waiting Period................................39
     6.8.    Section 1445 Affidavit..........................................39
     6.9.    Environmental and OSHA Audits...................................39
     6.10.   Noncompetition and Consulting Agreements........................39

7.   CONDITIONS PRECEDENT TO THE SHAREHOLDERS' OBLIGATIONS...................39
     7.1.    Representations and Warranties True on the Closing Date.........39
     7.2.    Compliance With Agreement.......................................39
     7.3.    Absence of Litigation...........................................39
     7.4.    Hart-Scott-Rodino Waiting Period................................39

8.   INDEMNIFICATION.........................................................40
     8.1.    By Shareholders.................................................40
     8.2.    By Buyer........................................................40
     8.3.    Indemnification of Third-Party Claims...........................40
     8.4.    Payment.........................................................41
     8.5.    Limitations on Indemnification..................................41
     8.6.    No Waiver.......................................................43

9.   CLOSING.................................................................43
     9.1.    Documents to be Delivered by the Shareholders...................43
     9.2.    Documents to be Delivered by Buyer..............................44


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10.  MISCELLANEOUS...........................................................45
     10.1.   Disclosure Schedule.............................................45
     10.2.   Further Assurance...............................................45
     10.3.   Disclosures and Announcements...................................45
     10.4.   Assignment; Parties in Interest.................................45
     10.5.   Law Governing Agreement.........................................46
     10.6.   Amendment and Modification......................................46
     10.7.   Notice..........................................................46
     10.8.   Expenses........................................................47
     10.9.   Entire Agreement................................................48
     10.10.  Counterparts....................................................48
     10.11.  Headings........................................................49



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DISCLOSURE SCHEDULE

Schedule 3.1.(c)- Foreign Corporation Qualification
Schedule 3.1.(e)-Directors and Officers
Schedule 3.1.(f)-Shareholder List
Schedule 3.3- Violation, Conflict, Default
Schedule 3.4- Financial Statements
Schedule 3.5.(b)- Tax Returns (Exceptions to Representations)
Schedule 3.5.(c)- Tax Audits
Schedule 3.5.(d)- Consolidated Tax Returns
Schedule 3.5.(e)- Tax, Other
Schedule 3.5.(f)-Tax Basis
Schedule 3.6- Accounts Receivable (Aged Schedule)
Schedule 3.7- Inventory
Schedule 3.8- Certain Changes
Schedule 3.9- Off-Balance Sheet Liabilities
Schedule 3.10- Litigation Matters
Schedule 3.11.(a)- Non-Compliance with Laws
Schedule 3.11.(b)- Licenses and Permits
Schedule 3.11.(c)- Environmental Matters (Exceptions to Representations)
Schedule 3.12.(b)- Owned Real Property
Schedule 3.13- Insurance
Schedule 3.14.(b)- Personal Property Leases
Schedule 3.14.(d)- Sales Commitments
Schedule 3.14.(e)- Contracts With Affiliates
Schedule 3.14.(g)- Collective Bargaining Agreements
Schedule 3.14.(h)- Loan Agreements, etc.
Schedule 3.14.(i)- Guarantees
Schedule 3.14.(k)- Burdensome or Restrictive Agreements
Schedule 3.14.(l)- Material Contracts
Schedule 3.15- Labor Matters
Schedule 3.16.(a)- Employee Plans/Agreements
Schedule 3.16.(e)- Controlled Group
Schedule 3.16.(g)- Post-Retirement Benefits
Schedule 3.17- Employment Compensation
Schedule 3.18- Trade Rights
Schedule 3.19.(a)- Major Customers
Schedule 3.19.(b)- Major Suppliers
Schedule 3.19.(c)- Dealers and Distributors
Schedule 3.20-Product Warranty, Warranty Expense and Liability Claims
Schedule 3.21-Bank Accounts
Schedule 3.22.(a)-Contracts with Affiliates
Schedule 3.22.(c)-Obligations of and to Affiliates




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                            STOCK PURCHASE AGREEMENT

           STOCK PURCHASE AGREEMENT (this "Agreement"), dated September 24, 1997, by and among Banta Corporation, a Wisconsin corporation ("Buyer"), Chemed Corporation, a Delaware corporation ("Chemed"), and OCR Holding Company, a Nevada corporation ("OCR").

                                    RECITALS

           WHEREAS, OCR is a wholly-owned subsidiary of Chemed; and

           WHEREAS, OCR owns beneficially and of record all of the issued and outstanding shares of capital stock of Omnia I, Inc., a Delaware corporation ("Omnia I"), The Omnia Corporation, a Delaware corporation ("Omnia Corporation"), Tidi Products, Inc., a Delaware corporation ("Tidi Products"), Unidisco, Inc., a Delaware corporation ("Unidisco), and Unidisco Acquisition, Inc., a Delaware corporation ("Unidisco Acquisition"); and

           WHEREAS, Omnia I, Omnia Corporation, Tidi Products, Unidisco and Unidisco Acquisition are collectively referred to herein as the "Acquired Companies" and are sometimes individually referred to herein as an "Acquired Company"; and

           WHEREAS, Buyer desires to purchase all of the issued and outstanding shares of capital stock of the Acquired Companies, and Chemed and OCR desire to sell such shares to Buyer upon the terms and conditions herein set forth; and

           WHEREAS, the shares of capital stock of the Acquired Companies to be acquired by Buyer hereunder (constituting all of the issued and outstanding shares of capital stock of the Acquired Companies) are hereinafter referred to as the "Shares" and Chemed and OCR are collectively hereinafter referred to as the "Shareholders".

           NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.     PURCHASE AND SALE OF SHARES

       Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) the Shareholders shall sell to Buyer and Buyer shall purchase from the Shareholders all the Shares.
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2.      PURCHASE PRICE - PAYMENT

        2.1.    PURCHASE PRICE.

                2.1.(a) PURCHASE PRICE. Subject to post-closing adjustments and payments provided for hereunder, the purchase price (the "Purchase Price") payable for the Shares shall be Fifty Million Dollars ($50,000,000), plus $666,237, reflecting the amount of the reserves as of August 31, 1997 established for workers' compensation claims on the books of the Acquired Companies net of applicable taxes.

                2.1.(b) CONTINGENT PURCHASE PRICE. Provided Buyer continues to receive federal and state income Tax (as hereinafter defined) deductions for the goodwill and other intangibles identified in
        Section 3.5.(g) for each of the following years, Buyer shall pay an additional amount (the "Contingent Purchase Price") to Shareholders as follows:

                                   Contingent
        Calendar Year            Purchase Price              Payment Date
        -------------            --------------              ------------

             2000                  $350,000                 September 30, 2000
             2001                   350,000                 September 30, 2001
             2002                   350,000                 September 30, 2002
             2003                   350,000                 September 30, 2003
             2004                   350,000                 September 30, 2004
             2005                   350,000                 September 30, 2005

         The Contingent Purchase Price payment for each year shall be made on September 30 of such year provided Buyer is eligible to take deductions for the goodwill and other intangibles on its federal and state Tax (as hereinafter defined) returns for the then current year and notwithstanding whether Buyer is actually able to take such deductions on its Tax returns for the then current year due solely to losses reported on such returns. The Contingent Purchase Price payments required under this Section 2.1.(b) shall cease (or, to the extent deductions for the goodwill and other intangibles are not eliminated in whole, the Contingent Purchase Price payments shall be reduced by an amount equivalent to the deductions lost in each period), and the Shareholders shall immediately reimburse Buyer for Contingent Purchase Price payments previously received by Shareholders (but only to the extent that deductions for prior periods are denied or lost), if (i) changes in federal or state Tax law eliminate or limit the deductibility of the amortization for goodwill or other intangibles or
         (ii) prior deductions relating to such goodwill and other intangibles are eliminated in whole or in part upon an audit of Buyer's and/or the Acquired Companies' Tax returns. Notwithstanding the foregoing, in the event that the Acquired Companies, including any successors thereto, are no longer members of Buyer's affiliated group of corporations that file a consolidated return and if Buyer was eligible immediately prior to the time the Acquired Companies were no longer members of its affiliated group to take deductions for the goodwill and other intangibles on its federal and state Tax returns for Buyer's then current year, Buyer shall remain obligated to make the Contingent Purchase



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        Price payments required under this Section 2.1.(b); PROVIDED, HOWEVER, the obligation to continue to make such Contingent Purchase Price payments shall cease (or, to the extent that deductions for the goodwill and other intangibles are not eliminated in whole, the Contingent Purchase Price payments shall be reduced by an amount equivalent to the deductions lost) and Shareholders shall immediately reimburse Buyer for payments previously received by Shareholders (but only to the extent that deductions for prior periods are denied or lost) if prior deductions relating to such goodwill or other intangibles are eliminated in whole or in part upon subsequent audit. The Shareholders' obligation to reimburse Buyer for Contingent
        Purchase Price payments previously received by Shareholders is not subject to the limitations set forth in Article 8 hereof.

                2.1. (c) INVENTORY ADJUSTMENT AND REIMBURSEMENT; CASH TRANSACTION RECONCILIATION. Shareholders acknowledge that the Acquired Companies hold certain inventories identified below that may be in excess of quantities useable and saleable in the ordinary course of business or obsoleted by actions of the customers of the Acquired Companies. Such inventory items are generally identified as the Criterion Isolation Gown Line, Foster Domestic and Import Non-Woven Products and Surge Dispenser Products and the equipment and receivables related thereto (the "Excess Inventory"). The Excess Inventory assets as of August 31, 1997 and the reserve related thereto was as follows:

             (1)     Criterion Isolation Gown Line              $795,816
             (2)      Foster Domestic and Import
                          Non-Woven Products                      68,796

             (3)       Surge Dispenser Inventory                  12,804
             (4)      Surge Dispenser Receivable                 159,982
                          Equipment Receivable

             (5)                Reserve                         (400,000)
                                                                --------
             (6)         Total Net of Reserve                   $637,398
                                                                ========

         In connection with the Final Closing Balance Sheet (as hereinafter defined), the value of the Excess Inventory at cost net of reserve will be calculated. The Shareholders covenant and agree to pay to Buyer an amount equal to fifty percent (50%) of such value net of reserve. The Shareholders shall make the payment to Buyer required under this
         Section 2.1.(c) within five (5) business days of determination of the Final Closing Balance Sheet pursuant to Section 2.3.(b). Thereafter, Buyer covenants that it will use commercially reasonable efforts to sell the Excess Inventory on hand as of the Closing Date (as hereinafter defined) during the period from the Closing Date to April 30, 1998. Buyer shall pay the Shareholders an amount equal to fifty percent (50%) of the difference between (i) the consideration received by Buyer upon disposition of such Excess Inventory prior to April 30, 1998 and (ii) the reserve related to such Excess Inventory disposed of during the period. Buyer will provide Shareholders with a reconciliation of the consideration received by Buyer upon sale of the Excess Inventory and the reserve related


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        thereto within thirty (30) days following April 30, 1998 and the
        Shareholders shall have thirty (30) days to review and verify such reconciliation. The Buyer shall make the payment to the Shareholders required, if any, under this Section 2.1.(c) within five (5) business days of the end of the Shareholders' review period.

                In addition to the foregoing, and in connection with the preparation of the Final Closing Balance Sheet, a determination shall be made of the net cash receipts or net cash disbursements of the Acquired Companies which were received or funded by the Shareholders, as the case may be, between the Effective Time and the close of business on the Closing Date. In the event of net cash receipts, the Shareholders shall be obligated to pay such net amount to Buyer and in the event of net cash disbursements, Buyer shall be obligated to pay such net amount to the Shareholders. Any payment required by this cash transaction reconciliation shall be made within five (5) business days of determination of the Final Closing Balance Sheet pursuant to
        Section 2.3.(b).

        2.2.    PAYMENT OF PURCHASE PRICE.

                2.2.(a)  PURCHASE PRICE. The Purchase Price specified in
        Section 2.1 shall be paid by Buyer to OCR on the Closing Date. The Contingent Purchase Price specified in Section 2.1.(b) shall be paid to the extent set forth in Section 2.1.(b). The payments specified in
        Section 2.1.(c) shall be made as set forth in Section 2.1.(c).

                2.2.(b) ADJUSTMENT OF FINAL CASH PURCHASE PRICE. On or before the fifth business day following the final determination of the Final Closing Balance Sheet, the Shareholders shall pay to Buyer the amount, if any, by which the Net Asset Value of the Acquired Companies as of the Effective Time (as hereinafter defined), as reflected on the Final Closing Balance Sheet, is less than the sum of (i) Sixty-Seven Million Dollars ($67,000,000) and (ii) $666,237, reflecting the amount of the reserves as of August 31, 1997 established for workers' compensation claims on the books of the Acquired Companies net of applicable taxes.

                2.2.(c) METHOD OF PAYMENT. All payments under this Section 2.2 shall be made in the form of a certified or bank cashier's check payable to the order of the recipient or, at the recipient's option, by wire transfer of immediately available funds to an account designated by the recipient not less than 48 hours prior to the time for payment specified herein.

        2.3.    DETERMINATION OF NET ASSET VALUE.

                2.3.(a) DEFINITION OF NET ASSET VALUE. The term "Net Asset Value" shall mean the dollar amount by which the net book value of the assets of the Acquired Companies exceeds the net book value of all the liabilities of the Acquired Companies, as reflected on the Final Closing Balance Sheet.

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

                2.3.(b) FINAL CLOSING BALANCE SHEET. The final balance sheet of the Acquired Companies prepared as of the close of business on September 20, 1997 (hereinafter the "Effective Time") shall be prepared as follows:

                        (i) Within 60 days after the Closing Date, Buyer shall deliver to the Shareholders a balance sheet of the Acquired Companies as of the Effective Time, prepared in accordance with generally accepted accounting principles from the books and records of the Acquired Companies, on a basis consistent with the generally accepted accounting principles theretofore followed by the Acquired Companies in the preparation of the Recent Balance Sheet (as hereinafter defined) and in accordance with this Section 2.3, and fairly presenting the financial position on a basis consistent with generally accepted accounting principles as theretofore followed by the Acquired Companies as of the Effective Time. The balance sheet shall be accompanied by detailed schedules of the assets and liabilities of the Acquired Companies at the Effective Time and by a report (1) setting forth the amount of Net Asset
                Value (as defined above) reflected in the balance sheet, (2) stating that the balance sheet has been prepared in accordance with generally accepted accounting principles, on a basis consistent with the accounting principles and presentation theretofore followed by the Acquired Companies, except as otherwise provided in this Section 2.3, and (3) setting forth the amount of any adjustment to the Purchase Price to be paid to Buyer by the Shareholders pursuant to Section 2.2.(b) hereof.

                        (ii) Within 30 days following the delivery of the balance sheet referred to in (i) above, the Shareholders or a firm of independent accountants engaged by the Shareholders ("Shareholders' Accountants") may object to any of the information contained in said balance sheet or accompanying schedules which could affect the necessity or amount of any payment by the Shareholders pursuant to Section 2.2.(b) hereof. Any such objection shall be made in writing and shall state the Shareholders' determination of the amount of the Net Asset Value.

                        (iii) In the event of a dispute or disagreement relating to the balance sheet or schedules which Buyer and the Shareholders are unable to resolve, either party may elect to have all such disputes or disagreements resolved by an accounting firm (other than the Shareholders' Accountants or the independent accountants for Buyer) of nationally recognized standing (the "Third Accounting Firm") to be mutually selected by the Shareholders and Buyer. The Third Accounting Firm shall make a resolution of the balance sheet of the Acquired Companies as of the Effective Time and the calculation of Net Asset Value, which shall be final and binding for purposes of this Article 2. The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days of submission of the balance sheet to it and, in any case, as soon as practicable after such submission. The fees and



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

                expenses for the services of the Third Accounting Firm shall be paid one-half by Buyer and one-half by the Shareholders.

                        As used in this Agreement, the term "Final Closing
                Balance Sheet" shall mean the balance sheet of the Acquired Companies as of the Effective Time as finally determined for purposes of this Article 2, whether by acquiescence of the Shareholders in the figures supplied by Buyer in accordance with Section 2.3.(b)(i), by negotiation and agreement of the parties or by the Third Accounting Firm in accordance with
                Section 2.3.(b)(iii).

                        (iv) Buyer agrees to permit the Shareholders, the
                Shareholders' Accountants, and their respective representatives, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of the Acquired Companies, including but not limited to the books, records, schedules and work papers of Buyer, which documents and access are necessary to review the balance sheet delivered by Buyer in accordance with Section 2.3.(b)(i). In addition, the parties hereto and their representatives shall have the opportunity to observe the taking of the inventory in connection with the preparation of such balance sheet.

                        (v) Notwithstanding any provision contained herein
                requiring that the Final Closing Balance Sheet be prepared in accordance with generally accepted accounting principles consistent with the past practices of the Acquired Companies, the Final Closing Balance Sheet shall be prepared as follows:

                                (A) Prepaid expenses valued for purposes of
                        the Final Closing Balance Sheet must be of a nature and valued in a manner consistent with past practices of the Acquired Companies.

                                (B) Inventory shall be valued in accordance
                        with generally accepted accounting principles on the basis of the lower of cost or market (net of appropriate reserves) and consistent with past practices of the Acquired Companies, provided, however, that inventory identified in Section 2.1.(c) shall be valued at cost net of applicable reserves. Only inventory of a commercially useable quality and good and usable in the ordinary course of business shall be valued.

                                (C) All accrued liabilities shall be
                        sufficient for the payment in full of the liabilities to which they relate and accrued expenses shall reflect all accruals of a character that would be reflected in a manner consistent with a year-end balance sheet, including, without limitation, wages, bonuses, vacation, holiday


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

                        and sick pay (and employee payroll taxes applicable thereto) attributable to all periods or partial periods prior to the Effective Time.

                                (D) Accounts receivable and notes receivable
                        shall be stated net of an appropriate reserve for doubtful accounts and anticipated collection expenses.

                                (E) There shall be established a reasonable
                        and sufficient reserve for all anticipated costs and expenses (whether or not covered under product warranties of the Acquired Companies) for the repair, replacement or recall of products manufactured on or prior to the Closing Date which are defective in design, materials or workmanship.

                                (F) No insurance claim relating to damage to
                        or full or partial loss of any property occurring after the date of the Recent Balance Sheet shall be valued in excess of the book value (net of accumulated depreciation) of such property as reflected in the Recent Balance Sheet.

                                (G) No reserve or liability for workers'
                        compensation claims shall be reflected on the Final Closing Balance Sheet.

                                (H) The capitalized assets relating to the
                        proposed Somerset, Kentucky facility set forth on the Recent Balance Sheet shall be reflected as capitalized assets on the Final Closing Balance Sheet.

3.      JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF THE
        SHAREHOLDERS

        In order to induce Buyer to enter into this Agreement, and acknowledging that Buyer has relied upon the representations and warranties contained herein, the Shareholders, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedule delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein.

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

        3.1.    CORPORATE.

                3.1.(a) ORGANIZATION. Each of the Acquired Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                3.1.(b) CORPORATE POWER. Each of the Acquired Companies has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

                3.1.(c) QUALIFICATION. Each of the Acquired Companies is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The states in which the Acquired Companies are licensed or qualified to do business are listed in Schedule 3.1.(c).

                3.1.(d) SUBSIDIARIES. The Acquired Companies do not own any interest in any corporation, partnership or other entity.

                3.1.(e) CORPORATE DOCUMENTS, ETC. The copies of the charter and by-laws of each of the Acquired Companies, including any amendments thereto, which have been delivered by the Shareholders to Buyer are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of each of the Acquired Companies which have been furnished to Buyer for inspection are true, correct and complete and accurately reflect all material corporate action taken by each of the Acquired Companies. The directors and officers of each of the Acquired Companies are listed in
        Schedule 3.1.(e).

                3.1.(f) CAPITALIZATION OF THE ACQUIRED COMPANIES. The authorized capital stock of each of the Acquired Companies is set forth in Schedule 3.1(f). No shares of such capital stock are issued or outstanding except for the shares which are owned of record and beneficially by the Shareholders (directly in the case of OCR and indirectly by Chemed) in the respective numbers set forth in Schedule 3.1.(f). All such shares of capital stock of each of the Acquired Companies are validly issued, fully paid and nonassessable. There are no (a) securities convertible into or exchangeable for any capital stock or other securities of the Acquired Companies, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of any of the Acquired Companies or securities which are convertible into or exchangeable for capital stock or other securities of any of the Acquired Companies, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any of the Acquired Companies, any such convertible or exchangeable securities or any such options, warrants or other rights.

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

        3.2.    SHAREHOLDERS.

                3.2.(a) ORGANIZATION AND OWNERSHIP. Each of the Shareholders is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. OCR is a wholly-owned subsidiary of Chemed.

                3.2.(b) POWER. Each Shareholder has full corporate power, legal right and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby (such other documents sometimes referred to herein as "Ancillary Instruments"), and to carry out the transactions contemplated hereby.

                3.2.(c) AUTHORIZATION. The execution and delivery of this Agreement and the Ancillary Instruments, and full performance thereunder, have been duly authorized by the respective boards of directors and, if required, the shareholders of each Shareholder, and no other or further corporate act on the part of any such Shareholder is necessary therefor.

                3.2.(d) VALIDITY. This Agreement has been duly and validly executed and delivered by each Shareholder and is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

                3.2.(e) TITLE. Each Shareholder (directly in the case of OCR and indirectly in the case of Chemed) has, and at Closing Buyer will receive, good and marketable title to the Shares to be sold by such Shareholders hereunder, free and clear of all Liens (as defined in Section 3.12) including, without limitation, voting trusts or agreements and proxies.

        3.3. NO VIOLATION. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by the Shareholders of the transactions contemplated hereby and thereby (a) will violate any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities"), (b) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law), or (c) subject to obtaining the consents referred to in Schedule 3.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of any of the Acquired Companies (or the Shares) under, any term or provision of the charter or by-laws of the Acquired Companies or the Shareholders or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which any of the Acquired Companies or any Shareholder is a party or by which any of the Acquired Companies or any Shareholder or any of its or their assets or properties may be bound or affected.

        3.4. FINANCIAL STATEMENTS. Included as Schedule 3.4 are true and complete copies of the financial statements of each of the Acquired Companies consisting of (i) balance sheets of each such Acquired Company as of December 31, 1994, 1995 and 1996, and the related statements of income for the years then ended, and (ii) a combined balance sheet of the Acquired Companies as of June 30, 1997 (the "Recent Balance Sheet"), and the related combined statement of income for the six months then ended and for the corresponding period of the prior year. All of such financial statements are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles (except for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of the Acquired Companies, and fairly present, in accordance with generally accepted accounting principles, the assets, the liabilities and financial position, and the results of operations of the Acquired Companies as of the dates and for the years and periods indicated. The net intercompany receivable of the Acquired Companies from Chemed (aggregating $10,512,000 at April 30,
1997) was distributed to Chemed prior to the Effective Time. In addition, prior to the Effective Time, any advances to the officers of the Acquired Companies have either been collected or written off. The Final Closing Balance Sheet shall be in accordance with the specifications set forth in Article 2; the Final Closing Balance Sheet shall be true, complete and accurate.

        3.5.    TAX MATTERS.

                3.5.(a) PROVISION FOR TAXES. The provision or reserve made for taxes on the face of the Recent Balance Sheet (excluding any such provision or reserve set forth in the notes thereto) is sufficient for the payment of all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended
        (the "Code")), customs, duties, capital stock, franchise, profits, withholding, social security (or similar tax), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or assessment of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed ("Tax" or "Taxes") at the date of the Recent Balance Sheet and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, the Acquired Companies have not incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of the Acquired Companies.

                3.5.(b) TAX RETURNS FILED. Except as set forth on Schedule 3.5.(b), all Tax returns required to be filed (including without limitation all returns for periods ending on or before December 31,
        1996) by or on behalf of each of the Acquired Companies have been timely filed and when filed were true and correct in all respects, and all Taxes have been paid or adequately accrued. True and complete copies of all Tax returns or reports (and any examination reports and/or statements of deficiency related thereto) filed by each of the Acquired Companies for each of the five most recent fiscal years have been delivered to Buyer. Each of the Acquired Companies has duly withheld and paid all Taxes which it is required to withhold and pay relating to amounts paid to the employees, independent contractors, creditors, stockholders, or other third parties of such Acquired Company.

                3.5.(c) TAX AUDITS. The Tax returns of the Acquired Companies have been audited by the Internal Revenue Service or the appropriate Tax authorities for the periods and to the extent set forth in
        Schedule 3.5.(c), and the Acquired Companies have not received from the Internal Revenue Service or from such Tax authorities any notice of underpayment of Taxes or other deficiency which has not been paid nor any objection to any return or report filed by the Acquired Companies. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax return or report.

                3.5.(d) CONSOLIDATED GROUP. Schedule 3.5.(d) lists for each of the Acquired Companies every year such Acquired Company was a member of an affiliated group of corporations that filed a consolidated Tax return on which the statute of limitations does not bar a federal or state Tax assessment, and each corporation that has been part of such group. No affiliated group of corporations of which any of the Acquired Companies has been a member has discontinued filing consolidated returns during the past five years. None of the Acquired Companies have any liability for the Taxes of any person other than the Acquired Companies (i) under Reg. ss. 1.1502-6 as promulgated pursuant to the Code (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or
        (iv) otherwise.

                3.5.(e) OTHER. Except as set forth in Schedule 3.5.(e), each of the Acquired Companies has not (i) filed any consent or agreement under Section 341(f) of Code, (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred),
        (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G or 162(m) of the Code, or (vi) been a party to any Tax allocation or Tax sharing agreement. Each of the Acquired Companies is not a "United States real property holding company" within the meaning of Section 897 of the Code.

                3.5.(f) TAX BASIS. Schedule 3.5(f) sets forth the following information with respect to each of the Acquired Companies as of the most recent practicable date: (A) the original and adjusted tax basis of its assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Acquired Companies; and (C) the amount of any deferred gain or loss allocable to the Acquired Companies arising out of any deferred intercompany transaction.

                3.5.(g) DEDUCTIBILITY OF CERTAIN ASSETS. The goodwill and other intangible assets reflected on the Recent Balance Sheet have been and currently are tax deductible over a 15-year period (which commenced as of the date such goodwill or intangible assets were acquired) by the Acquired Companies for federal income tax purposes pursuant to Section 197 of the Code (and for state, local, and foreign income or franchise tax purposes under any corresponding state, local or foreign tax law) and neither the Shareholders nor the Acquired Companies have taken action or omitted to take action that could cause or result in such deductibility being modified or denied or have knowledge of any attempt or proposed action by the Internal Revenue Service or other Tax authority to deny or modify such deductibility. At June 30, 1997, such goodwill and other intangibles aggregated $22,543,000 and $4,741,000, respectively.

        3.6. ACCOUNTS RECEIVABLE. All accounts receivable of the Acquired Companies reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business; are collectible (net of the reserve shown on the Recent Balance Sheet for doubtful accounts) within 210 days of the date of such receivables without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute.
Schedule 3.6 contains an aged schedule of accounts receivable as of June 28, 1997. All accounts receivable of the Acquired Companies reflected on the Final Closing Balance Sheet will represent arm's length sales actually made in the ordinary course of business and will be collected (net of the reserve shown on the Final Closing Balance Sheet for doubtful accounts) within 210 days of the date of such receivables without the necessity of commencing legal proceedings and will be subject to no counterclaim or set-off. If the Shareholders are required to reimburse or indemnify Buyer for any uncollectible accounts receivable, the Shareholders shall obtain the right to pursue collection of such accounts receivable for their own benefit to the extent of such indemnification.

        3.7. INVENTORY. Except as set forth in Schedule 3.7 and except for the inventory specifically identified in Section 2.1.(c), all inventory of the Acquired Companies reflected on the Recent Balance Sheet had a commercial value at least equal to the value shown on such balance sheet and is valued in accordance with generally accepted accounting principles at the lower of cost (on a FIFO basis) or market. All inventory purchased since the date of such balance sheet consists of a quality and quantity useable and saleable in the ordinary course of business. Except as set forth in Schedule 3.7, all inventory of the Acquired Companies is located on premises owned or leased by the Acquired Companies as reflected in this Agreement.

        3.8. ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth in Schedule 3.8, since December 31, 1996 there has not been:

                3.8.(a) NO ADVERSE CHANGE. Any adverse change in the financial condition, assets, liabilities, business, prospects or operations of the Acquired Companies;

                3.8.(b) NO DAMAGE. Any loss, damage or destruction, whether covered by insurance or not, affecting the business or properties of the Acquired Companies;

                3.8.(c) NO INCREASE IN COMPENSATION. Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of any Acquired Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued, except, in the case of employees only, for increases in base compensation made in the ordinary course of business and not representing increases in excess of 7% per annum in each case, and except for up to thirty (30) employees with annual base salaries of less than $50,000 who may have received increases in excess of 7%;

                3.8.(d) NO LABOR DISPUTES. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of any Acquired Company;

                3.8.(e) NO COMMITMENTS. Any commitment or transaction by any Acquired Company (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

                3.8.(f) NO DIVIDENDS. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of the capital stock of any Acquired Company; any redemption, purchase or other acquisition by any Acquired Company of any of its respective capital stock, or any security relating thereto; or any other payment to any shareholder of any Acquired Company as such a shareholder;

                3.8.(g) NO DISPOSITION OF PROPERTY. Any sale, lease or other transfer or disposition of any properties or assets of any Acquired Company exceeding $150,000 in the aggregate, except for the sale of inventory items in the ordinary course of business and except for the disposition of the Detroit Facility and the Pomona Facility (as such terms are hereinafter defined);

                3.8.(h) NO INDEBTEDNESS. Any indebtedness for borrowed money incurred, assumed or guaranteed by any Acquired Company;

                3.8.(i) NO LIENS. Any mortgage, pledge, lien or encumbrance made on any of the properties or assets of any Acquired Company;

                3.8.(j) NO AMENDMENT OF CONTRACTS. Any entering into, amendment or termination by any Acquired Company of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

                3.8.(k) LOANS AND ADVANCES. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term "Affiliate" shall mean and include the Shareholders and the directors and officers of either Shareholder or any Acquired Company; the spouse of any such natural person; any natural person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on an internationally recognized securities exchange);

                3.8.(l) CREDIT. Any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of the policies or practices of any Acquired Company with respect to the granting of credit; or

                3.8.(m) NO UNUSUAL EVENTS. Any other event or condition not in the ordinary course of business of the Acquired Companies.

        3.9. ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in Schedule 3.9, the Acquired Companies do not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operations of the Acquired Companies taken as a whole. Except as and to the extent described in the Recent Balance Sheet or in Schedule 3.9, neither the Acquired Companies nor any Shareholder has knowledge of any basis for the assertion against the Acquired Companies of any liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of the business of the Acquired Companies and consistent with past practice.

        3.10. NO LITIGATION. Except as set forth in Schedule 3.10, there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative ("Litigation"), pending or threatened against the Acquired Companies, their directors or officers (in such capacity), their business or any of their assets, nor do the Acquired
Companies or any Shareholder know, or have grounds to know, of any basis for any Litigation. Except for routine collection matters brought by one or more of the Acquired Companies which have been resolved and closed and except for such collection matters which are currently pending but in each case involve claims for less than $20,000, Schedule 3.10 also identifies all Litigation to which the Acquired Companies or any of their directors or officers (in such capacity) have been parties since January 1, 1993. Except as set forth in
Schedule 3.10, neither the Acquired Companies nor their respective businesses or assets are subject to any Order of any Government Entity.

        3.11.   COMPLIANCE WITH LAWS AND ORDERS.

                3.11.(a) COMPLIANCE. Except as set forth in Schedule 3.11.(a), each Acquired Company (including each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws (as hereinafter defined). Except as set forth in Schedule 3.11.(a), the Acquired Companies have not received notice of any violation or alleged violation of, and are subject to no liability or other obligation for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by each Acquired Company with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

                        (i) The operation of the business of the Acquired
                Companies as it is now conducted does not, nor does any condition existing at any of its facilities, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

                        (ii) Each Acquired Company has made all required
                payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

                        (iii) Each Acquired Company has delivered to Buyer
                copies of all reports of such Acquired Company for the past five (5) years required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

                        (iv) Each Acquired Company is in compliance or has
                fully complied with any and all reporting, notification, recall and remedial action requirements of Laws applicable to such company or the current or past sale of their Products (as defined in Section 3.20).

                3.11.(b) LICENSES, PERMITS AND APPROVALS. Each Acquired Company has (and for discontinued Products had) all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of its business (as presently conducted and as proposed to be conducted) and operation of its facilities. All such licenses, permits, approvals, authorizations and consents are described in Schedule 3.11.(b), are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth in Schedule 3.11.(b), each Acquired Company (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

                3.11.(c) ENVIRONMENTAL MATTERS. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section 3.11, each of the Acquired Companies is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.11.(c), there is no Litigation nor any demand, claim, hearing or notice of violation pending or threatened against any Acquired Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.11.(c), there are no past or present or, to the best knowledge of the Acquired Companies and the Shareholders, future events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis in whole or in part of any Litigation, hearing, notice of violation, study or investigation, based on or related in any way to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, migration, release or threatened release of or into the environment, or exposure to, any Waste.

        3.12.   TITLE TO PROPERTIES.

                3.12.(a) MARKETABLE TITLE. Except for the real estate relating to the facility located at 19000 Fitzpatrick, Detroit, Michigan (the "Detroit Facility") and the facility located at 1280 East 9th Street, Pomona, California (the "Pomona Facility"), and except for inventory disposed of in the ordinary course of business since the date of the Recent Balance Sheet, each of the Acquired Companies has good and marketable title to all of its assets, business and properties, including, without limitation, all such properties (tangible and intangible) reflected in the Recent Balance Sheet, free and clear of all mortgages, liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those reflected on the Recent Balance Sheet and, in the case of real property, Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against in the Recent Balance Sheet), municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the property as currently utilized. None of the assets, business or properties of the Acquired Companies are subject to any restrictions with respect to the transferability thereof; and the title thereto will not be affected in any way by the transactions contemplated hereby. All buildings, plants and other structures owned or otherwise utilized by each of the Acquired Companies are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems. Since the date of the Recent Balance Sheet and prior to the Effective Time, OCR has acquired for no consideration each of the Detroit Facility and the Pomona Facility and has assumed all liabilities relating thereto, and (except for the lease for the Detroit Facility referenced in Section 5.4 hereof) the Acquired Companies have and in the future will have no liabilities or other obligations (including, without limitation, liabilities under the Environmental Laws) with respect to such facilities. All transfer fees, all Taxes or other liabilities incurred by any Acquired Company in connection with the transfer of the Detroit Facility and the Pomona Facility have been paid by OCR. The Pomona Facility has not been used to conduct the business of the Acquired Companies since June 1991.

                3.12.(b) REAL PROPERTY. Schedule 3.12.(b) sets forth all real property owned, used or occupied by each of the Acquired Companies (the "Real Property"), including with respect to all owned Real Property a description of all land, and all encumbrances, easements or rights of way of record (or, if not of record, of which each such company has notice or knowledge) granted on or appurtenant to or otherwise affecting such Real Property, the zoning classification thereof, and all plants, buildings or other structures located thereon. There are no encumbrances, easements or rights of way, zoning classifications or other restrictions or limitations that would materially and adversely affect the use of any leased Real Property by the Acquired Company which is the tenant with respect to such leased Real Property. Schedule 3.12.(b) also sets forth, with respect to each parcel of Real Property which is leased, the material terms of such lease. There are now in full force and effect required duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. All of the owned Real Property has permanent rights of access to dedicated public highways. No fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the owned Real Property from and to the existing highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. There is not (i) any claim of adverse possession or prescriptive rights involving any of the owned Real Property, (ii) any structure located on any owned Real Property which encroaches on or over the boundaries of neighboring or adjacent properties, (iii) any structure of any other party which encroaches on or over the boundaries of any of such owned Real Property, or (iv) any material adverse other matter affecting the owned Real Property that would be disclosed by an accurate ALTA survey of such owned Real Property. Except as set forth in Schedule 3.12.(b), none of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law, regulation or ordinance. No public improvements have been commenced and to the best knowledge of the Acquired Companies and the Shareholders none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Real Property. No portion of any of the Real Property has been used as a landfill or for storage or landfill of hazardous or toxic materials. Neither any Acquired Company nor any Shareholder has notice or knowledge of any (i) planned or proposed increase in assessed valuations of any Real Property, (ii) Order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (iii) condition or defect which could give rise to an order of the sort referred to in "(ii)" above, (iv) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property), or (v) work that has been done or labor or materials that has or have been furnished to any Real Property during the period of six (6) months immediately preceding the date of this Agreement for which Liens could be filed against any of the Real Property.

                3.12.(c) NO CONDEMNATION OR EXPROPRIATION. Neither the whole nor any portion of the property or any other assets of any Acquired Company is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor, nor to the best knowledge of the Acquired Companies or the Shareholders has any such condemnation, expropriation or taking been proposed.

        3.13. INSURANCE. Set forth in Schedule 3.13 is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of each of the Acquired Companies, true and correct copies of which have heretofore been delivered to Buyer.
Schedule 3.13 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of $50,000. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of each of the Acquired Companies, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Schedule 3.13 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 75% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and neither any Acquired Company nor any Shareholder has knowledge of any act or omission which could result in cancellation of any such policy prior to its scheduled expiration date. No Acquired Company has been refused any insurance with respect to any aspect of the operations of its business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Each of the Acquired Companies has duly and timely made all claims it has been entitled to make under each policy of insurance. Since January 1, 1993, all general liability policies maintained by or for the benefit of any Acquired Company have been "occurrence" policies and not "claims made" policies. There is no claim by any Acquired Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and neither the Acquired Companies nor any Shareholder knows of any basis for denial of any claim under any such policy. No Acquired Company has received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by each of the Acquired Companies with all requirements of law and with the requirements of all material contracts to which any of them is a party. Schedule 3.13 describes any self-insurance arrangements affecting any of the Acquired Companies. Except for reserves established for and relating to workers' compensation claims, the reserves established by the Acquired Companies are adequate to dispose of any liability under such self-insurance arrangements.

        3.14.   CONTRACTS AND COMMITMENTS.

                3.14.(a) REAL PROPERTY LEASES. Except as set forth in Schedule 3.12.(b), the Acquired Companies have no leases of real property. The leases set forth in Schedule 3.12.(b) are valid and in full force and effect and the amounts required to be paid thereunder by the Acquired Companies have been paid.

                3.14.(b)  PERSONAL PROPERTY LEASES. Except as set forth in
        Schedule 3.14.(b), the Acquired Companies have no leases of personal property involving consideration or other expenditure in excess of $50,000.

                3.14.(c) PURCHASE COMMITMENTS. The Acquired Companies have no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of four months normal usage, or which are at an excessive price.

                3.14.(d) SALES COMMITMENTS. Except as set forth in Schedule 3.14.(d), the Acquired Companies have no sales contracts or commitments to customers or distributors which aggregate in excess of $100,000 to any one customer or distributor (or group of affiliated customers or distributors). The Acquired Companies have no sales contracts or commitments except those made in the ordinary course of business, at arm's length, and no such contracts or commitments are for a sales price which would result in a loss to any Acquired Company.

                3.14.(e) CONTRACTS WITH AFFILIATES AND CERTAIN OTHERS. Except as set forth in Schedule 3.14.(e), the Acquired Companies have no agreement, understanding, contract or commitment (written or oral) with any Affiliate or any employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by the Acquired Company which is a party thereto on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

                3.14.(f) POWERS OF ATTORNEY. No Acquired Company has given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

                3.14.(g) COLLECTIVE BARGAINING AGREEMENTS. Except as set forth in Schedule 3.14.(g), no Acquired Company is a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups. Copies of all such agreements have heretofore been delivered to Buyer.

                3.14.(h) LOAN AGREEMENTS. Except as set forth in Schedule 3.14.(h), no Acquired Company is obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

                3.14.(i) GUARANTEES. Except as disclosed on Schedule 3.14.(i), no Acquired Company has guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

                3.14.(j) CONTRACTS SUBJECT TO RENEGOTIATION. No Acquired Company is a party to any contract with any governmental body which is subject to renegotiation.

                3.14.(k) BURDENSOME OR RESTRICTIVE AGREEMENTS. No Acquired Company is a party to or is it bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of such Acquired Company, except as provided in
        Schedule 3.14.(k). Without limiting the generality of the foregoing, except as set forth on Schedule 3.14.(k), no Acquired Company is a party to or is it bound by any agreement requiring it to assign any interest in any trade secret or proprietary information, or prohibiting or restricting it from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

                3.14.(l) OTHER MATERIAL CONTRACTS. No Acquired Company is party to any contract or commitment of any nature involving consideration or other expenditure in excess of $50,000, or involving performance (other than with respect to leases) over a period of more than 12 months, or which is otherwise individually material to the operations of the Acquired Companies taken as a whole, except as explicitly described in Schedule 3.14.(l) or in any other Schedule.

                3.14.(m) NO DEFAULT. No Acquired Company is in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of its obligations or result in the creation of any Lien on any of the assets owned, used or occupied by such Acquired Company. No third party is in default under any lease, contract or commitment to which any Acquired Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

        3.15. LABOR MATTERS. Except as set forth in Schedule 3.15, within the last five years no Acquired Company has experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in Schedule 3.15,
(a) each of the Acquired Companies is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against any Acquired Company pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting any Acquired Company nor any secondary boycott with respect to products of any Acquired Company; (d) no question concerning representation has been raised or is threatened respecting the employees of any Acquired Company; (e) no grievance which might have a material adverse effect on any Acquired Company, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against any Acquired Company concerning alleged employment discrimination or other employment related matters pending or threatened before any Government Entity.

        3.16.   EMPLOYEE BENEFIT PLANS.

                3.16.(a) DISCLOSURE. Schedule 3.16.(a) sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed by the Acquired Companies. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to Buyer. Each of the Employee Plans/Agreements is identified on Schedule 3.16.(a), to the extent applicable, as one or more of the following: an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), a "defined benefit plan" (as defined in Section 414 of the Code), an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and/or as a plan intended to be qualified under Section 401 of the Code. Except as set forth in Schedule 3.16.(a), no Employee Plan/Agreement is a "multiemployer plan" (as defined in Section 4001 of ERISA), and none of the Acquired Companies has ever contributed nor been obligated to contribute to any such multiemployer plan.

                3.16.(b) TERMINATIONS, PROCEEDINGS, PENALTIES, ETC. With respect to each employee benefit plan (including, without limitation, the Employee Plans/Agreements) that is subject to the provisions of Title IV of ERISA and with respect to which the Acquired Companies or any of their assets may, directly or indirectly, be subject to any liability, contingent or otherwise, or the imposition of any Lien (whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any "complete withdrawal" (as defined in Section 4203 of ERISA) or "partial withdrawal" (as defined in Section 4205 of ERISA) by any person from any such plan, or otherwise):

                        (i) no such plan has been terminated so as to subject,
                directly or indirectly, any assets of any Acquired Company to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

                        (ii) no proceeding has been initiated or threatened by
                any person (including the Pension Benefit Guaranty Corporation ("PBGC")) to terminate any such plan;

                        (iii) no condition or event currently exists or
                currently is expected to occur that could subject, directly or indirectly, any assets of any Acquired Company to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA, whether to the PBGC or to any other person or otherwise on account of the termination of any such plan;

                        (iv) if any such plan were to be terminated as of the
                Closing Date, no assets of any Acquired Company would be subject, directly or indirectly, to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

                        (v) no "reportable event" (as defined in Section 4043
                of ERISA) has occurred with respect to any such plan;

                        (vi) no such plan which is subject to Section 302 of
                ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency"

                (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

                        (vii) no such plan is a multiemployer plan or a plan
                described in Section 4064 of ERISA.

                3.16.(c) PROHIBITED TRANSACTIONS, ETC. There have been no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which any Acquired Company or any of their assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any agreement, instrument, Law or Order pursuant to or under which any Acquired Company has agreed to indemnify or is required to indemnify any person against liability incurred under any such Law or Order.

                3.16.(d) FULL FUNDING. The funds available under each Employee Plan/Agreement which is intended to be a funded plan exceed the amounts required to be paid, or which would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by actuaries of the Acquired Companies in connection with the funding of such Employee Plan/Agreement).

                3.16.(e) CONTROLLED GROUP; AFFILIATED SERVICE GROUP; LEASED EMPLOYEES. Except as set forth in Schedule 3.16.(e), each of the Acquired Companies is not and never has been a member of a controlled group of corporations as defined in Section 414(b) of the Code or in common control with any unincorporated trade or business as determined under Section 414(c) of the Code. Except as set forth in Schedule 3.16.(e), each of the Acquired Companies is not and never has been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. Except as set forth in Schedule 3.16.(e), there are not and never have been any leased employees within the meaning of
        Section 414(n) of the Code who perform services for the Acquired Companies, and no individuals are expected to become leased employees with the passage of time. With respect to any entity identified on
        Schedule 3.16.(e), the representations and warranties in the last sentence of Section 3.16.(a) hereof and all of Section 3.16.(b) hereof would be accurate if all of such entities were included as "Acquired Companies" for purposes of Sections 3.16.(a) and 3.16.(b) hereof.

                3.16.(f) PAYMENTS AND COMPLIANCE. With respect to each Employee Plan/Agreement, (i) all payments due from any Acquired Company to date have been made and all amounts properly accrued to date as liabilities of any Acquired Company which have not been paid have been properly recorded on the books of such Acquired Company and are reflected in the Recent Balance Sheet; (ii) each of the Acquired Companies has complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable Laws and regulations, including but not limited to ERISA and the Code, in all respects and all reports and information relating to such Employee Plan/Agreement required to be filed with any Governmental Entity have been timely filed; (iii) all reports and information relating to each such Employee Plan/ Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (iv) each such Employee Plan/Agreement which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption;
        (iv) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Employee Plan/ Agreement or against the assets of such Employee Plan/Agreement; and
        (v) no Employee Plan/Agreement is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

                3.16.(g)  POST-RETIREMENT BENEFITS. Except as set forth on
        Schedule 3.16.(g), no Employee Plan/Agreement provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former employees of the Acquired Companies beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or retirement benefits under any Employee Plan/Agreement that is an employee pension benefit plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Acquired Companies (including the Recent Balance Sheet), (iv) disability benefits under any Employee Plan/Agreement that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise, (v) benefits in the nature of severance pay or (vi) as set forth in
        Schedule 3.16.(g).

                3.16.(h) NO TRIGGERING OF OBLIGATIONS. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of any Acquired Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available. Buyer covenants that any liability for severance payments to employees of the Acquired Companies (other than for Messrs. Devlin, Naglick and Williams) arising after the Closing Date and resulting from actions taken by Buyer after the Closing Date (other than any rights to severance benefits that arise as a result of the transactions contemplated by this Agreement) shall be the sole responsibility of Buyer.

                3.16.(i) DELIVERY OF DOCUMENTS. There has been delivered to Buyer, with respect to each Employee Plan/Agreement:

                        (i) a copy of the annual report, if required under ERISA, with respect to each such Employee Plan/Agreement for the last two years;

                        (ii) a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Employee Plan/Agreement, all material employee communications relating to such Employee Plan/Agreement, and, unless the Employee Plan/ Agreement is embodied entirely in an insurance policy to which any Acquired Company is a party, a true and complete copy of such Employee Plan/Agreement;

                        (iii) if the Employee Plan/Agreement is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof; and

                        (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Employee Plan/Agreement that is intended to be a "qualified plan" under Section 401 of the Code.

        With respect to each Employee Plan/Agreement for which an annual report has been filed and delivered to Buyer pursuant to clause (i) of this Section 3.16.(i), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

                3.16.(j) FUTURE COMMITMENTS. No Acquired Company has an announced plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement.

        3.17. EMPLOYMENT COMPENSATION. Schedule 3.17 contains a true and correct list of all employees to whom any Acquired Company is paying compensation, including bonuses and incentives, at an annual rate in excess of $50,000 for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

        3.18. TRADE RIGHTS. Schedule 3.18 lists all Trade Rights (as defined below) in which each of the Acquired Companies now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by such company, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in
Schedule 3.18 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of each of the Acquired Companies, as such is currently being conducted or proposed to be conducted, such company does not require any Trade Rights that it does not already have. The Acquired Companies are not infringing and have not infringed any Trade Rights of another in the operation of their businesses, nor is any other person infringing the Trade Rights of the Acquired Companies. No Acquired Company has granted any license or made any assignment of any Trade Right listed on
Schedule 3.18, nor does any Acquired Company pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or threatened to challenge any Acquired Company's right, title and interest with respect to its continued use and right to preclude others from using any of its Trade Rights. All Trade Rights of the Acquired Companies are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of any Acquired Company. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by any Acquired Company. As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

        3.19.   MAJOR CUSTOMERS AND SUPPLIERS.

                3.19.(a) MAJOR CUSTOMERS. Schedule 3.19.(a) contains a list of the ten largest customers, including distributors, of the Acquired Companies for each of the two (2) most recent fiscal years (determined on the basis of the total amount of net sales) showing the total amount of net sales to each such customer during each such year. Neither the Acquired Companies nor any Shareholder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on Schedule 3.19.(a) will not continue to be customers of the business of the Acquired Companies after the Closing at substantially the same level of purchases as heretofore.

                3.19.(b) MAJOR SUPPLIERS. Schedule 3.19.(b) contains a list of the ten largest suppliers to the Acquired Companies for each of the two (2) most recent fiscal years (determined on the basis of the total amount of purchases) showing the total amount of purchases from each such supplier during each such year. Neither the Acquired Companies nor any Shareholder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on Schedule 3.19.(b) will not continue to be suppliers to the business of the Acquired Companies after the Closing and will not continue to supply the business with substantially the same quantity and quality of goods at competitive prices.

                3.19.(c) DEALERS AND DISTRIBUTORS. Section 3.19.(c) contains a list by product line of all sales representatives, dealers, distributors and franchisees of the Acquired Companies, together with representative copies of all sales representative, dealer, distributor and franchise contracts and policy statements, and a description of all substantial modifications or exceptions.

        3.20. PRODUCT WARRANTY AND PRODUCT LIABILITY. Schedule 3.20 contains a true, correct and complete copy of the standard warranty or warranties of the Acquired Companies for sales of Products (as defined below) and, except as stated therein, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. Schedule 3.20 sets forth the estimated aggregate annual cost to the Acquired Companies of performing warranty obligations for customers for each of the two preceding fiscal years and the current fiscal year to the date of the Recent Balance Sheet. Schedule 3.20 contains a description of all product liability claims and similar Litigation relating to products manufactured or sold, or services rendered, which are presently pending or which to the best knowledge of any Acquired Company or Shareholder are threatened, or which have been asserted or commenced against any Acquired Company within the last five years, in which a party thereto either requests injunctive relief or alleges damages in excess of $5,000 (whether or not covered by insurance). There are no defects in design, construction or manufacture of the Products which would adversely affect performance, create an unusual risk of injury to persons or property or require notification to end-users, recall or remedial action under applicable Laws. None of the Products has been the subject of (i) any Medication and Device Experience Report ("MDR"); or (ii) any remedial action replacement, field fix, retrofit, modification or recall campaign by any Acquired Company and, to the best knowledge of any Acquired Company or Shareholder, no facts or conditions exist which could reasonably be expected to result in such a MDR or recall campaign. The Products have been designed and manufactured so as to meet and comply with all governmental standards, specifications and Laws currently in effect. Such products have received all approvals from Governmental Entities or certificates necessary to allow their sale and use, including applicable stock certificates. As used in this Section 3.20, the term "Products" means any and all products currently or at any time previously manufactured, distributed or sold by any Acquired Company, or by any predecessor of any Acquired Company under any brand name or mark under which products are or have been manufactured, distributed or sold by any Acquired Company.

        3.21. BANK ACCOUNTS. Schedule 3.21 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any Acquired Company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

        3.22.   AFFILIATES' RELATIONSHIPS.

                3.22.(a) CONTRACTS WITH AFFILIATES. All leases, contracts, agreements or other arrangements between any Acquired Company and any Affiliate (including any Shareholder) are described on Schedule 3.22.(a).

                3.22.(b) NO ADVERSE INTERESTS. No Affiliate has any direct or indirect interest in (i) any entity which does business with any Acquired Company or is competitive with the business of the Acquired Companies, or (ii) any property, asset or right which is used by the Acquired Companies in the conduct of their business.

                3.22.(c) OBLIGATIONS. All obligations of any Affiliate to any Acquired Company, and all obligations of any Acquired Company to any Affiliate, are listed on Schedule 3.22.(c).

        3.23. ASSETS NECESSARY TO BUSINESS. The Acquired Companies presently have and at the Closing (provided that the lease relating to the Detroit Facility as contemplated by Section 5.4 has been entered into) will have good, valid and marketable title to all property and assets, tangible and intangible, and all leases, licenses and other agreements, necessary to permit Buyer to carry on the business of the Acquired Companies as presently conducted and as conducted as reflected in the financial statements described in Section 3.4 hereof.

        3.24. NO BROKERS OR FINDERS. Neither the Acquired Companies nor the Shareholders nor any of their directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

        3.25. DISCLOSURE. No representation or warranty by the Shareholders in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of the Acquired Companies and/or the Shareholders pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of the Acquired Companies and/or the Shareholders shall be deemed representations and warranties by the Shareholders.

4.      REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer makes the following representations and warranties to the Shareholders, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore or hereafter made by the Shareholders or any notice to the Shareholders, and shall survive the Closing of the transactions provided for herein.

        4.1.    CORPORATE.

                4.1.(a) ORGANIZATION. Buyer is a corporation duly organized and validly existing under the laws of the State of Wisconsin.

                4.1.(b) CORPORATE POWER. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

        4.2. AUTHORITY. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors' rights generally, and by general equitable principles.

        4.3. NO BROKERS OR FINDERS. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

        4.4. DISCLOSURE. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

        4.5. INVESTMENT INTENT. The Shares are being acquired by Buyer for investment only and not with the view to resale or other distribution.

5.      COVENANTS

        5.1. TITLE INSURANCE. The Shareholders, at their expense, shall provide to Buyer prior to Closing title insurance commitments, issued by a title insurance company or companies reasonably satisfactory to Buyer, agreeing to issue to the Acquired Companies standard form owner's policies of title insurance with respect to all owned Real Property, together with a copy of each document to which reference is made in such commitments. Such policies shall be standard ALTA Form 1990 owner's policies in the full fair market value thereof, insuring good and marketable title thereto (expressly including all easements and other appurtenances). All policies shall insure title in full accordance with the representations and warranties set forth herein and shall be subject only to such conditions and exceptions as shall be reasonably acceptable to Buyer, and shall contain such endorsements as Buyer shall reasonably request (including, but not limited to, an endorsement over rights of creditors, if requested by Buyer).

        5.2. SURVEYS. The Shareholders, at their expense, shall provide to Buyer as soon as is reasonably practicable after Closing surveys of all owned Real Property, prepared in accordance with ALTA/ASCM standards, each dated no more than ninety (90) days prior to the date of delivery to Buyer and each detailing the legal description, the perimeter boundaries, all improvements located thereon, all easements and encroachments affecting each such parcel of Real Property and such other matters as may be reasonably requested by Buyer or the title insurance companies, each containing a surveyor certificate reasonably acceptable to Buyer and the title insurance companies, and each prepared by a registered land surveyor satisfactory to Buyer.

        5.3. ENVIRONMENTAL AND OSHA AUDITS. Buyer (at its option) will prior to Closing have retained a firm engaged in the regular business of environmental engineering and such firm will have conducted such environmental audits of the operations of the Acquired Companies and the real estate occupied or previously owned or occupied by the Acquired Companies as Buyer in its discretion shall consider necessary or appropriate. In addition, Buyer (at its option) will prior to Closing have retained a firm engaged in the business of performing compliance audits relating to Laws governing occupational health and safety matters and such firm shall have conducted such reviews of the operations of the Acquired Companies as Buyer in its discretion shall consider necessary or appropriate.

        5.4. LEASE FOR DETROIT FACILITY; GUARANTY FOR TROY FACILITY. At the Closing, OCR and Omnia Corporation shall execute and deliver a lease for the Detroit Facility in the form of Exhibit A hereto. At the Closing, Buyer will enter into a guaranty of the Acquired Companies' obligations with respect to the lease for the space located at 50 Big Beaver, Suite 350, Troy, Michigan (the "Troy Guaranty").

        5.5. EMPLOYMENT AGREEMENTS; TRANSITIONAL SERVICES. Chemed acknowledges that it currently has employment agreements, as amended, with each of James H. Devlin, John Naglick, Jr. and David P. Williams and that, at Closing, Chemed will continue to employ and assume all liability for (and indemnify, defend and hold the Acquired Companies and Buyer harmless with respect to) such employment contracts. Chemed further acknowledges that Buyer may, but is not obligated to, offer one or both of Messrs. Devlin and Naglick full-time employment with one or more of the Acquired Companies and Chemed waives any claims, actions or the like it may have against Buyer or the Acquired
Companies resulting from any such offer or offers of employment or the transactions contemplated by this Section 5.5. Chemed further consents to and acknowledges that, as contemplated by Section 9.1.(c), Buyer will enter into Noncompetition and Consulting Agreements with Messrs. Devlin and Naglick in connection with the Closing. In addition, Chemed acknowledges that it has an employment agreement, dated May 16, 1994, with Christopher J. Heaney, which agreement has been amended by amendment no. 1 thereto, dated May 15, 1995, by amendment no. 2 thereto, dated May 20, 1996, and by amendment no. 3 thereto, dated May 19, 1997 (such employment agreement as so amended is hereinafter referred to as the "Heaney Employment Agreement"). Chemed agrees to continue to employ Mr. Heaney pursuant to the terms of the Heaney Employment Agreement and represents and warrants that it has not taken and will not take any action (including, without limitation, consummation of the transactions contemplated by this Agreement), and has not omitted and will not omit to take any action that would constitute a termination of Mr. Heaney "Without Cause" as such term is defined in the Heaney Employment Agreement. Chemed further agrees that, for the one year period following the Closing Date, it will use its reasonable best efforts to cause Mr.

Heaney to provide such consulting services to the Acquired Companies (consistent in scope to the services provided by Mr. Heaney prior to the Closing Date) as the Buyer or the Acquired Companies may from time to time request. Buyer agrees to reimburse Chemed for seventy percent (70%) of the costs incurred by Chemed with respect to the employment of Mr. Heaney under the Heaney Employment Agreement during the one year period following the Closing Date in accordance with the terms of the Heaney Employment Agreement as in effect on the date hereof, with any additional costs thereunder being Chemed's responsibility. In addition, Buyer will pay Mr. Heaney a bonus amount equal to thirty percent (30%) of his current annual salary under the Heaney Employment Agreement, payable in monthly installments commencing September 30, 1997. Notwithstanding the foregoing, Chemed following the Closing will use its reasonable best efforts to encourage Mr. Heaney to accept full-time employment with Buyer or one or more of its subsidiaries (including for this purpose the Acquired Companies) on terms to be negotiated by the parties and Chemed waives any claims, actions or the like it may have against Buyer or its subsidiaries (including the Acquired Companies) resulting from any such offer of employment or the transactions contemplated by this Section 5.5. Buyer agrees to provide their existing office space to Messrs. Williams and Heaney at no cost to such individuals or the Shareholders for the one year period following the Closing Date; provided however, that if Buyer relocates that facility, it will provide equivalent space elsewhere.

        5.6. NONCOMPETITION; CONFIDENTIALITY. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of the Acquired Companies being acquired pursuant to this Agreement, each Shareholder hereby covenants and agrees as follows:

                5.6.(a) COVENANT NOT TO COMPETE. For a period of ten years from the Closing Date, no Shareholder will directly or indirectly:

                        (i) engage in, continue in or carry on any business which competes with the business of the Acquired Companies or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

                        (ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of the Acquired Companies or Buyer in any aspect with respect to the business of the Acquired Companies, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any such competitor;

                        (iii) offer employment to an employee (other than James H. Devlin, John Naglick, Jr., David P. Williams and Christopher J. Heaney as contemplated by Section 5.5 hereof) of any Acquired Company, without the prior written consent of Buyer; or

                        (iv) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the business of the Acquired Companies;

        provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall extend to the United States and its territories and Canada. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the business of the Acquired Companies. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

                5.6.(b) COVENANT OF CONFIDENTIALITY. No Shareholder shall, and the Shareholders will cause their respective Affiliates, employees, advisors and agents not to, at any time subsequent to the Closing, except as explicitly requested by Buyer, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning the Acquired Companies. For purposes hereof, "confidential information" shall mean and include, without limitation, all Trade Rights in which the Acquired Companies have an interest, all customer lists and customer information, and all other information concerning any processes, apparatus, equipment, packaging, products, marketing and distribution methods of the Acquired Companies, not previously disclosed to the public directly by the Acquired Companies.

                5.6.(c) EQUITABLE RELIEF FOR VIOLATIONS. Each Shareholder agrees that the provisions and restrictions contained in this Section
        5.6 are necessary to protect the legitimate continuing interests of Buyer in acquiring the Shares, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this
        Section 5.6.

        5.7. GENERAL RELEASES AND INDEMNIFICATION. At the Closing, each Shareholder shall deliver general releases to Buyer, in form and substance satisfactory to Buyer and its counsel, releasing each Acquired Company and the directors, officers, agents and employees of each such Acquired Company from all claims to the Closing Date, except as otherwise contemplated by this Agreement and any agreement, document or instrument delivered hereunder or in connection herewith. In addition to any other indemnification otherwise provided for in this Agreement, and notwithstanding any disclosure with respect thereto in the Disclosure Schedule or otherwise, or any knowledge or information of or obtained by Buyer or the Acquired Companies, the Shareholders, jointly and severally, shall indemnify and hold Buyer, its directors, officers, employees and controlled and controlling persons and the Acquired Companies harmless from and against any and all loss, cost, expense or other damage (including, without limitation, reasonable attorneys' fees and expenses and any fines or penalties) resulting from, arising out of or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to any claim, demand, right, liability, obligation, action, cause of action or suit, known or unknown, which any of James H. Devlin, John G. Naglick, Jr., David P. Williams or Christopher J. Heaney or any person claiming through or under any of them ever had or now has or hereafter can, shall or may have against the Acquired Companies and their respective directors, officers, agents and employees, or any of them, for, upon, or by reason of any matter, cause or thing from the beginning of the world to the date hereof, including but not limited to matters related to the employment of any of Messrs. Devlin, Naglick, Williams or Heaney by the Acquired Companies or any oral or written agreement of any nature whatsoever between any of them and the Acquired Companies, except there is expressly excluded from this indemnification obligation of the Shareholders any right or claim that any of Messrs. Devlin, Naglick, Williams or Heaney may have arising under this Agreement and any agreement, document or instrument delivered hereunder or in connection herewith.

        5.8. HSR ACT FILINGS. To the extent such filings have not been completed prior to the execution of this Agreement, each party shall, in cooperation with the other parties, file or cause to be filed any reports or notifications that may be required to be filed by it under the HSR Act, with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the others all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. Prior to making any communication, written or oral, with the Federal Trade Commission, the Antitrust Division of the federal Department of Justice or any other Governmental Entity or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, the Shareholders shall, and shall cause the Acquired Companies to, consult with Buyer.

        5.9. INDEMNITY RELATING TO DETROIT FACILITY AND POMONA FACILITY. In addition to any other indemnification otherwise provided for in this Agreement, and notwithstanding any disclosure with respect thereto in the Disclosure Schedule or otherwise, or any knowledge or information of or obtained by Buyer or the Acquired Companies, the Shareholders, jointly and severally, shall indemnify and hold Buyer, its directors, officers, employees and controlled and controlling persons and the Acquired Companies harmless from and against any and all loss, cost, expense or other damage (including, without limitation, reasonable attorneys' fees and expenses and any fines or penalties) resulting from, arising out of or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to: (i) any liability or obligation relating to the Detroit Facility (other than obligations of Omnia Corporation under the lease contemplated by Section 5.4 hereof) and the Pomona Facility, whether accrued, absolute, contingent, known or unknown, or otherwise; (ii) any violation or alleged violation of any Law or Order with respect to the Detroit Facility or the Pomona Facility, including, but not limited to, the Environmental Laws; (iii) any suit, proceeding, investigation or remedial procedure relating to any of the foregoing.

        5.10. TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Buyer and the Shareholders for certain Tax matters following the Closing Date:

                5.10.(a) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. The Shareholders shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax returns and shall pay all Taxes due thereon for the Acquired Companies for all periods beginning before but ending on or prior to the Closing Date which are filed after the Closing Date. The Shareholders shall submit draft copies of such Tax returns and related schedules to Buyer at least fifteen (15) days prior to the required filing date for each such return. The Shareholders will allow Buyer an opportunity to review and comment upon such Tax returns (including any amended returns) to the extent that they relate to the Acquired Companies. The Shareholders will take no position on such returns that relate to the Acquired Companies that would adversely affect the Acquired Companies after the Closing Date. Buyer shall reimburse the Shareholders for Taxes of the Acquired Companies with respect to such periods within three (3) days after payment by the Shareholders of such Taxes up to the amount of the reserve for such Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Final Closing Balance Sheet.

                5.10.(b) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Except for 1997 calendar year state income or franchise Tax returns set forth in Section 5.10.(c), the Shareholders shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax returns and shall pay all Taxes due thereon of the Acquired Companies for Tax periods which begin before the Closing Date and end after the Closing Date. The Shareholders shall submit draft copies of such Tax returns and related schedules to Buyer at least fifteen (15) days prior to the required filing date for each such return. The Shareholders will allow Buyer an opportunity to review and comment upon such Tax returns (including any amended returns) to the extent that they relate to the Acquired Companies. The Shareholders will take no position on such returns that relate to the Acquired Companies that would adversely affect the Acquired Companies after the Closing Date. The Buyer shall pay to the Shareholders within three (3) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Final Closing Balance Sheet. Buyer shall pay to the Shareholders an amount equal to all Taxes paid by the Shareholders with respect to periods after the Closing Date.

                5.10.(c) STATE TAX RETURNS FOR PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Buyer shall prepare or cause to be prepared and timely file or caused to be timely filed all 1997 calendar year state income and franchise Tax returns for the Acquired Companies for all periods ending on or after the Closing Date (other than income (or franchise) Tax returns with respect to periods for which a consolidated, unitary or combined income (or franchise) Tax return of the Shareholders will include the operations of the Acquired Companies). Buyer shall submit draft copies of such Tax returns and related schedules to the Shareholders at least fifteen (15) days prior to the required filing date for each such 1997 calendar year return. The Shareholders shall reimburse Buyer for Taxes of the Acquired Companies with respect to such periods within three (3) days after payment by Buyer or the Acquired Companies of such Taxes in an amount equal to the portion of such Taxes which relates to the portion of the Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for such Tax liability (rather than the reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Final Closing Balance Sheet.

                5.10.(d) ALLOCATION OF TAXES. For purposes of this Section 5.10, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date.

                5.10.(e) CONSOLIDATED RETURNS FOR PERIODS THROUGH THE CLOSING DATE. Chemed will include the income of the Acquired Companies (including any deferred income triggered into income by Reg. ss.1.1502-13 and Reg. ss.1.1502-14 and any excESS loss accounts taken into income under Reg. ss.1.1502-19) on Chemed's consolidated federal (and state) income (or franchises) Tax returns for all periods through and including the Closing Date and pay any Taxes attributable to such income. The Acquired Companies will furnish Tax information to Chemed for inclusion in Chemed's federal (and state) consolidated (or combined) income Tax return for the period which includes the Closing Date in accordance with the Acquired Companies' past custom and practice. Chemed will allow Buyer an opportunity to review and comment upon such Tax returns (including any amended returns) to the extent that they relate to the Acquired Companies. Chemed will take no position on such returns that relate to the Acquired Companies that would adversely affect the Acquired Companies after the Closing Date. The income of the

        Acquired Companies will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Acquired Companies as of the end of the Closing Date. Buyer shall reimburse Shareholders for Taxes of the Acquired Companies with respect to such periods within three (3) days after payment by Shareholders to the extent such Taxes are reflected in the liability accrual for Tax liabilities shown on the Final Closing Balance Sheet.

                5.10.(f)      COOPERATION ON TAX MATTERS.

                        (i) Buyer and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns pursuant to this
                Section 5.10 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Shareholders, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer (on behalf of the Acquired Companies) or the Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

                      (ii) Chemed will allow the Acquired Companies and their counsel to participate in any audits of Chemed's consolidated income (and franchise) Tax returns to the extent that such returns relate to the Acquired Companies. Chemed will not settle any such audit in a manner which would adversely affect the Acquired Companies after the Closing Date without the prior written consent of Buyer.

                     (iii) Buyer and the Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any Government Entity or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                     (iv) Buyer and the Shareholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all regulations of the Treasury Department promulgated thereunder (if any).

                5.10.(g)   TAX SHARING AGREEMENT. All Tax sharing agreements or
        similar agreements with respect to or involving the Acquired Companies shall be terminated as of the Closing Date and, after the Closing
        Date, the Acquired Companies shall not be bound thereby or have any liability thereunder, and such agreements shall have no further effect for any Tax year (whether the current year, a future year, or a past year).

                5.10.(h)   TAXES OF OTHER PERSONS. The Shareholders, jointly and
        severally, agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of any of the Acquired Companies for Taxes of any person other than any of the Acquired Companies (i) under Reg. ss.1.1502-6
        (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.
        "Adverse Consequences" for purposes of this Section 5.10.(h) means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

                5.10.(i) CARRYBACKS. Chemed will immediately pay to the Buyer any Tax refund (or reduction in Tax liability) resulting from a carryback of a postacquisition Tax attribute of any of the Acquired Companies into Chemed's consolidated (or combined) Tax return, when such refund or reduction is realized by the Chemed group. Chemed will cooperate with Buyer and the Acquired Companies in obtaining such refunds (or reduction in Tax liability), including through the filing of amended Tax returns or refund claims. Buyer agrees to indemnify Chemed for any Taxes resulting from the disallowance of such postacquisition Tax attribute on audit or otherwise.

        5.11. ASSUMPTION OF AND INDEMNITY RELATING TO WORKERS' COMPENSATION CLAIMS. The Shareholders hereby assume responsibility for all claims, liabilities or other obligations of the Acquired Companies as of the Closing Date with respect to workers' compensation claims (the "Assumed Liabilities") and further agree, notwithstanding any disclosure with respect thereto in the Disclosure Schedule or otherwise, or any knowledge or information of or obtained by Buyer or the Acquired Companies, to, jointly and severally, indemnify and hold Buyer, its directors, officers, employees and controlled and controlling persons and the Acquired Companies harmless from and against any and all loss, cost, expense or other damage (including, without limitation, reasonable attorneys' fees and expenses and any fines or penalties) resulting from, arising out of or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to the Assumed Liabilities. Shareholders represent and warrant that, as of August 31, 1997, the amount of the reserves established for workers' compensation claims as reflected on the books and records of the Acquired Companies was $1,024,980.

        5.12. EMPLOYEE BENEFITS AND SEVERANCE. Chemed agrees to continue the participation of the current and future employees of the Acquired Companies in its medical plan and "125" plan through December 31, 1997. The Acquired Companies shall promptly (i) transmit employee contributions to the plans and
(ii) reimburse Chemed for their share of the third-party administrative costs for both plans for the period after the Closing Date through December 31, 1997 and for the costs of medical benefits paid from the medical plan for expenses incurred during the period after the Closing Date through December 31, 1997. In addition, Buyer covenants that following the Closing Date the severance policy for nonunion employees of the Acquired Companies shall provide for one week of pay for each year of service up to a maximum of twenty weeks of severance pay. In addition, during the six-month period following the Closing Date, Buyer will provide an additional week of severance pay for each year of service up to the maximum of twenty weeks of severance pay. The Shareholders covenant and agree to reimburse Buyer for the costs associated with this additional severance pay. After six months following the Closing Date, Buyer and the Acquired Companies shall be free to establish whatever severance policy such parties may deem appropriate for the employees of the Acquired Companies.

6.      CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

        Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

        6.1. REPRESENTATIONS AND WARRANTIES TRUE OF THE CLOSING DATE. Each of the representations and warranties made by the Shareholders in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by the Shareholders or the Acquired Companies pursuant to this Agreement, shall be true and correct when made and shall be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

        6.2. COMPLIANCE WITH AGREEMENT. The Shareholders shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 9.1.

        6.3. ABSENCE OF LITIGATION. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, the Acquired Companies, the Shareholders or any of the Affiliates of any of them, with respect to the transactions contemplated hereby.

        6.4. CONSENTS AND APPROVALS. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer.

        6.5. TITLE INSURANCE. Buyer shall have obtained good and valid title insurance policies or, in final form, irrevocable title insurance binders conforming to the specifications set forth in Section 5.1 hereof.

        6.6. ESTOPPEL CERTIFICATES. The Shareholders shall have caused the Acquired Companies to deliver to Buyer an estoppel certificate or status letter from the landlord under each lease of Real Property which estoppel certificate or status letter will certify (i) the lease is valid and in full force and effect; (ii) the amounts payable by the Acquired Companies under the lease and the date to which the same have been paid; (iii) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; and (iv) a statement that the transactions contemplated by this Agreement will not constitute a default under the lease; PROVIDED, HOWEVER, to the extent Buyer consents to the delivery of one or more of such estoppel certificates after the Closing Date, the Shareholders shall use their reasonable best efforts to obtain such certificate or certificates at the earliest practicable date.

        6.7. HART-SCOTT-RODINO WAITING PERIOD. All applicable waiting periods related to the HSR Act shall have expired.

        6.8. SECTION 1445 AFFIDAVIT. Each of the Acquired Companies shall have delivered to Buyer an affidavit, in form satisfactory to Buyer, to the effect that such company is not a "foreign person," "foreign corporation," "foreign partnership," "foreign trust," or "foreign estate" under Section 1445 of the Code, and containing all such other information as is required to comply with the requirements of such Section.

        6.9. ENVIRONMENTAL AND OSHA AUDITS. The results of the audits conducted pursuant to Section 5.3 shall be acceptable to Buyer in its sole discretion.

        6.10. NONCOMPETITION AND CONSULTING AGREEMENTS. At the Closing, the Shareholders shall deliver to Buyer Noncompetition Agreements in substantially the form attached hereto as Exhibits B and C, duly executed by John H. Devlin and John Naglick, Jr., respectively.

7.      CONDITIONS PRECEDENT TO THE SHAREHOLDERS' OBLIGATIONS

        Each and every obligation of the Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

        7.1. REPRESENTATIONS AND WARRANTIES TRUE ON THE CLOSING DATE. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct when made and shall be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

        7.2. COMPLIANCE WITH AGREEMENT. Buyer shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 9.2.

        7.3. ABSENCE OF LITIGATION. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, the Acquired Companies, the Shareholders or any of the Affiliates of any of them, with respect to the transactions contemplated hereby.

        7.4. HART-SCOTT-RODINO WAITING PERIOD. All applicable waiting periods related to the HSR Act shall have expired.

8.      INDEMNIFICATION

        8.1.   BY SHAREHOLDERS. Subject to the terms and conditions of this
Article 8, each Shareholder, jointly and severally, hereby agrees to indemnify, defend and hold harmless Buyer, its directors, officers, employees and controlled and controlling persons (hereinafter "Buyer's Affiliates") and the Acquired Companies from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates or the Acquired Companies, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of the Shareholders contained in or made pursuant to this Agreement, or (b) the breach of any covenant of the Shareholders contained in this Agreement. As used in this Article 8, the term "Claim" shall include (i) all debts, liabilities and obligations; (ii) all losses, damages, judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

        8.2. BY BUYER. Subject to the terms and conditions of this Article 8, Buyer hereby agrees to indemnify, defend and hold harmless each Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, or (b) the breach of any covenant of Buyer contained in this Agreement.

        8.3. INDEMNIFICATION OF THIRD-PARTY CLAIMS. The obligations and liabilities of any party to indemnify any other under this Article 8 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

                8.3.(a)   NOTICE AND DEFENSE. The party or parties to be
        indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. In all matters concerning the Shareholders by virtue of joint and several liability, Chemed shall give and receive notice and otherwise act in all respects on its own behalf and on behalf of OCR. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article 8, except to the extent the Indemnifying Party is materially prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

                8.3.(b)   FAILURE TO DEFEND. If the Indemnifying Party, within a
        reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

                8.3.(c)   INDEMNIFIED PARTY'S RIGHTS. Anything in this Section
        8.3 to the contrary notwithstanding, (i) if there is a reasonable likelihood that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

        8.4. PAYMENT. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 8. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

        8.5. LIMITATIONS ON INDEMNIFICATION. Except for any willful or knowing breach or misrepresentation, as to which Claims may be brought without limitation as to time or amount:

                8.5.(a)   TIME LIMITATION. No claim or action shall be brought
        under this Article 8 for breach of a representation or warranty after December 31, 1999. Regardless of the foregoing, however, or any other provision of this Agreement:

                          (i) There shall be no time limitation on Claims or actions brought for breach of any representation or warranty made by the Shareholders in or pursuant to Sections 3.1.(f), 3.2.(e) and 3.12.(a) and the Shareholders hereby waive all applicable statutory limitation periods with respect thereto.

                          (ii) Any Claim or action brought for breach of any representation or warranty made by the Shareholders in or pursuant to Section

                3.5 may be brought at any time until the underlying Tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

                          (iii) Any Claim or action brought for breach of any representation or warranty made by the Shareholders in or pursuant to Sections 3.2.(a), (b), (c) or (d), or 3.11 may be brought at any time on or prior to five (5) years after the Closing and any Claim or action brought for breach of any representation or warranty made by the Shareholders in or pursuant to Section 3.9 may be brought at any time on or prior to three (3) years after the Closing; PROVIDED, HOWEVER, that there shall be no time limit with respect to such Claims relating to offsite disposal or release of Waste, or for Claims involving the migration of Waste or contaminants associated with or related to Waste (including but not limited to breakdown products that have migrated from the disposal or release location) whether such disposal or release occurred on property owned or utilized by the Acquired Companies or on other property.

                          (iv) Any Claim made by a party hereunder by providing notice thereof to the Indemnifying Party under this Article 8 or by filing a suit or action in a court of competent jurisdiction or a court reasonably believed to be of competent jurisdiction for breach of a representation or warranty prior to the termination of the survival period for such Claim shall be preserved despite the subsequent termination of such survival period.

                          (v) If any act, omission, disclosure or failure to disclosure shall form the basis for a Claim for breach of more than one representation or warranty, and such Claims have different periods of survival hereunder, the termination of the survival period of one Claim shall not affect a party's right to make a Claim based on the breach of representation or warranty still surviving.

                Nothing contained in this Section 8.5.(a) shall be construed to limit in any way the rights of the parties under Article 2 or Sections 5.5, 5.6, 5.7, 5.9, 5.10, 5.11, 5.12 and 10.8 of this
        Agreement.

                8.5.(b)   AMOUNT LIMITATION. Except with respect to claims for
        breaches of representations or warranties contained in Sections 3.1.(f), 3.2.(e) and 3.12.(a) and adjustments or reimbursements contained in Article 2 to which the following limitation shall not apply, an Indemnified Party shall not be entitled to indemnification under this Article 8 for breach of a representation or warranty unless the aggregate of the Indemnifying Party's indemnification obligations to the Indemnified Party pursuant to this Article 8 (but for this Section 8.5.(b)) exceeds $250,000; but in such event, the Indemnified Party shall be entitled to indemnification for all claims for breaches of representations and/or warranties in excess of $100,000; PROVIDED, HOWEVER, that in the event the aggregate of the Indemnifying Party's indemnification obligations to the

        Indemnified Party pursuant to this Article 8 (but for this Section 8.5.(b)) exceeds $500,000, the Indemnified Party shall be entitled to indemnification in full for all breaches of representations and/or warranties.

                Nothing contained in this Section 8.5.(b) shall be construed to limit in any way the rights of the parties under Article 2 or Sections 5.5, 5.6, 5.7, 5.9, 5.10, 5.11, 5.12 and 10.8 of this
        Agreement.

        8.6. NO WAIVER. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing.

9.      CLOSING

        The closing of this transaction ("the Closing") shall take place at the offices of Chemed Corporation, 2600 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio, at 11:00 A.M. on September 24, 1997, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date".

        9.1. DOCUMENTS TO BE DELIVERED BY THE SHAREHOLDERS. At the Closing, the Shareholders shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

                9.1.(a) STOCK CERTIFICATE(S). Stock Certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached.

                9.1.(b) COMPLIANCE CERTIFICATE. A certificate signed by the chief executive or chief financial officer of each Shareholder that each of the representations and warranties made by the Shareholders in this Agreement is true and correct on and as of the Closing Date and that the Shareholders have performed and complied in all material respects with all of their obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                9.1.(c) NONCOMPETITION AND CONSULTING AGREEMENTS. The Noncompetition Agreements duly executed by John H. Devlin and John Naglick, Jr., respectively, as contemplated by Section 6.10 hereof.

                9.1.(d) LEASE FOR DETROIT FACILITY. The Lease for the Detroit Facility duly executed by OCR in the form of Exhibit A hereto.

                9.1.(e) CERTIFIED RESOLUTIONS. Certified copies of the resolutions of the Board of Directors of the Shareholders authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                9.1.(f) CHARTER; BY-LAWS. A copy of the By-Laws of each Acquired Company certified by the secretary of such company, and a copy of the charter of such company certified by the Secretary of State (or other applicable Governmental Entity) of the state of incorporation of the company.

                9.1.(g) INCUMBENCY CERTIFICATE. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof.

                9.1.(h)  GENERAL RELEASES. The General Releases referred to in
        Section 5.7, duly executed by the Shareholders.

                9.1.(i) RESIGNATIONS. The resignations of all of the directors of the Acquired Companies and the resignations of Kevin J. McNamara and Mark W. Stephens as officers of the Acquired Companies, effective as of the Closing Date and in form satisfactory to Buyer's counsel.

                9.1.(j) AFFIDAVIT. An affidavit from each of the Acquired Companies in form and substance satisfactory to Buyer complying with
        Section 1445(b)(3) of the Code.

                9.1.(k) OTHER DOCUMENTS. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

        9.2. DOCUMENTS TO BE DELIVERED BY BUYER. At the Closing, Buyer shall deliver to the Shareholders the following documents, in each case duly executed or otherwise in proper form:

                9.2.(a) CASH PURCHASE PRICE. To the Shareholders, certified or bank cashier's checks (or wire transfer) as required by Section 2.2 hereof.

                9.2.(b) COMPLIANCE CERTIFICATE. A certificate signed by the chief executive or chief financial officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date, and that Buyer has performed and complied in all material respects with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                9.2.(c) CERTIFIED RESOLUTIONS. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                9.2.(d) NONCOMPETITION AND CONSULTING AGREEMENTS. The Noncompetition and Consulting Agreements duly executed by Buyer in the form of Exhibits B and C hereto.

                9.2.(e) LEASE FOR DETROIT FACILITY. The Lease for the Detroit Facility duly executed by Omnia Corporation in the form of Exhibit A hereto.

                9.2.(f) INCUMBENCY CERTIFICATE. Incumbency certificates relating to each person executing any document executed and delivered to the Shareholders by Buyer pursuant to the terms hereof.

                9.2.(g)  TROY GUARANTY. The Troy Guaranty duly executed by
        Buyer.

                9.2.(h) OTHER DOCUMENTS. All other documents, instruments or writings required to be delivered to the Shareholders at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as the Shareholders may reasonably request.

10.     MISCELLANEOUS

        10.1. DISCLOSURE SCHEDULE. The Schedules have been compiled in a bound volume (the "Disclosure Schedule"), executed by the Shareholders and dated and delivered to Buyer on the date of this Agreement. Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose. The Disclosure Schedule includes a table of contents and/or index to all of the information and documents contained therein. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language in the Disclosure Schedule shall be disregarded and be of no force or effect.

        10.2. FURTHER ASSURANCE. From time to time, at Buyer's request and without further consideration, the Shareholders will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby.

        10.3. DISCLOSURES AND ANNOUNCEMENTS. Announcements concerning the transactions provided for in this Agreement by Buyer or the Shareholders shall be subject to the approval of the other parties in all essential respects, except that approval of the other parties shall not be required as to any statements and other information which any party is required to make or disclose pursuant to any rule or regulation of the Securities and Exchange Commission or any applicable securities exchange or market, or pursuant to other applicable Law.

        10.4.  ASSIGNMENT; PARTIES IN INTEREST.

                10.4.(a) ASSIGNMENT. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to the Shareholders hereunder.

                10.4.(b) PARTIES IN INTEREST. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

        10.5. LAW GOVERNING AGREEMENT. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

        10.6. AMENDMENT AND MODIFICATION. Buyer and the Shareholders may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing between Buyer and the Shareholders.

        10.7. NOTICE. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered;
(b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                 (a)    If to Buyer, to:

                        Banta Corporation
                        River Place
                        225 Main Street
                        Menasha, Wisconsin  54952
                        Attention:    Gerald A. Henseler, Executive Vice
                                      President and Chief Financial Officer
                        Facsimile:    (414) 751-7790

                        (with a copy to)

                        Jay O. Rothman
                        Foley & Lardner
                        777 East Wisconsin Avenue
                        Milwaukee, Wisconsin  53202
                        Facsimile:    (414) 297-4900

or to such other person or address as Buyer shall furnish to the Shareholders in writing.

                  (b)    If to the Shareholders, to:

                         Chemed Corporation
                         2600 Chemed Center
                         255 East Fifth Street
                         Cincinnati, Ohio  45202-4726
                         Attention:   Timothy S. O'Toole
                                      Executive Vice President and Treasurer
                         Facsimile:   (513) 762-6919

                         (with a copy to)

                         Clifford A. Roe, Jr.
                         Dinsmore & Shohl LLP
                         1900 Chemed Center
                         255 East Fifth Street
                         Cincinnati, Ohio  45202
                         Facsimile:   (513) 977-8501


        If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

        10.8. EXPENSES. Regardless of whether or not the transactions contemplated hereby are consummated:

                10.8.(a) BROKERAGE. The Shareholders and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein on their behalf respectively (and the Shareholders represent and warrant that there is no broker involved on behalf of the Acquired Companies) and each agrees to hold the other harmless from and against all other claims for brokerage commissions or finder's fees in connection with the execution of this Agreement or the transactions provided for herein.

                10.8.(b) EXPENSES TO BE PAID BY THE SHAREHOLDERS. The Shareholders shall pay, and shall indemnify, defend and hold Buyer and the Acquired Companies harmless from and against, each of the following:

                        (i) TRANSFER TAXES. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

                        (ii) TITLE INSURANCE PREMIUMS. All premiums for the issuance of the title insurance policies issued pursuant to
                Section 6.5 hereof, and the cost of surveys performed pursuant to Section 5.2.

                        (iii) PROFESSIONAL FEES. All fees and expenses of their own and the Acquired Companies' legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

                10.8.(c) OTHER. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

                10.8.(d) COSTS OF LITIGATION OR ARBITRATION. The parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

        10.9. ENTIRE AGREEMENT. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

        10.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        10.11. HEADINGS. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                          BANTA CORPORATION
                                          ("Buyer")

                                          By:      Donald D. Belcher
                                              ---------------------------------
                                                   Donald D. Belcher
                                                   Chairman, President and Chief
                                                   Executive Officer

                                          Attest:  Gerald A. Henseler
                                                  ----------------------------
                                                   Gerald A. Henseler
                                                   Executive Vice President and
                                                   Chief Financial Officer

                                          CHEMED CORPORATION
                                          ("Chemed")

                                          By:      Kevin J. McNamara
                                             ----------------------------------
                                                   Kevin J. McNamara
                                                   President

                                          Attest:  Naomi C. Dallob
                                                  -----------------------------
                                                   Naomi C. Dallob
                                                   Secretary

                                          OCR HOLDING COMPANY
                                          ("OCR")

                                          By:      Mark W. Stephens
                                             ---------------------------------
                                                   Mark W. Stephens
                                                   Assistant Treasurer

                                          Attest:  Naomi C. Dallob
                                                  ---------------------------
                                                   Naomi C. Dallob
                                                   Secretary


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